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                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of our report dated November 28, 2000, on the combined financial statements of Deutsch, Inc. and Subsidiary and Affiliates, which statements are included in the consolidated financial statements of The Interpublic Group of Companies, Inc. (the "Company") for the year ended December 31, 2000 incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement and related proxy statement/prospectus of the Company for the registration of shares of its common stock.


                                                 /s/ J. H. COHN LLP

Roseland, New Jersey
April 18, 2001